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CUSIP No. 032165 10-2                 13G                  Page 1 of 10 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                       (Amendment No.     16   )*
                                     ----------


                            AMSOUTH BANCORPORATION
                            ----------------------
                               (Name of Issuer)

                        Common Stock - Par Value $1.00
                        ------------------------------
                        (Title of Class of Securities)


                                  032165-10-2
                                  -----------
                                (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 032165 10-2                 13G                  Page 2 of 10 pages


     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      AmSouth Bancorporation
                      No. 63-0591257
     _________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a)  [ ]
                                     (b)  [ ]
     _________________________________________________________________________
     3       SEC USE ONLY

     _________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
     _________________________________________________________________________

                       5       SOLE VOTING POWER

                                         -0-
                      _________________________________________________________
      NUMBER OF       6       SHARED VOTING POWER

      SHARES

      BENEFICIALLY                       4,864,941

      OWNED BY        _________________________________________________________

      EACH            7       SOLE DISPOSITIVE POWER

      REPORTING

      PERSON                             -0-

      WITH            _________________________________________________________
                      8       SHARED DISPOSITIVE POWER

                                         4,221,179
      _________________________________________________________________________
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        4,937,888
      _________________________________________________________________________
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

      _________________________________________________________________________
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        8.51%
      _________________________________________________________________________
      12      TYPE OF REPORTING PERSON

              HC
      _________________________________________________________________________
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CUSIP No. 032165 10-2                 13G                  Page 3 of 10 pages

     1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bank of Alabama*
                No. 63-0073530
     _________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a)  [ ]
                                     (b)  [ ]
     _________________________________________________________________________
     3       SEC USE ONLY

     _________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   Alabama
_________________________________________________________________________
                     5       SOLE VOTING POWER

                                        -0-
     NUMBER OF       _________________________________________________________

     SHARES          6       SHARED VOTING POWER

     BENEFICIALLY

     OWNED BY                           4,220,028

     EACH            _________________________________________________________

     REPORTING       7       SOLE DISPOSITIVE POWER

     PERSON

     WITH                               -0-
                     _________________________________________________________
                     8       SHARED DISPOSITIVE POWER

                                        3,532,952
     _________________________________________________________________________
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        4,235,414
     _________________________________________________________________________
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES

     _________________________________________________________________________
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        7.30%
     _________________________________________________________________________
     12      TYPE OF REPORTING PERSON

             BK
     ________________________________________________________________________

     *Successor by conversion to AmSouth Bank N.A.

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CUSIP No. 032165 10-2                 13G                  Page 4 of 10 pages



                               AMENDMENT NO. 16
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA

             Report for the Calendar Year Ended December 31, 1994

        Item 1(a)       Name of Issuer:
        ---------
                        AmSouth Bancorporation

        Item 1(b)       Address of Issuer's Principal Executive Offices:
        ---------
                        1400 AmSouth/Sonat Tower
                        Birmingham, Alabama 35203

        Item 2(a)       Name of Persons Filing:
        ---------
                        AmSouth Bancorporation
                        AmSouth Bank of Alabama

        Item 2(b)       Address of Principal Business Office:
        ---------
                        AmSouth Bancorporation
                           1400 AmSouth/Sonat Tower
                           Birmingham, Alabama  35203

                        AmSouth Bank of Alabama
                           AmSouth/Sonat Tower
                           Birmingham, Alabama  35203

        Item 2(c)       Citizenship
        ---------
                        AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

        Item 2(d)       Title of Class of Securities:
        ---------
                        Common stock, par value $1.00

        Item 2(e)       CUSIP Number:  032165-10-2
        --------

        Item 3.         If this Statement is filed pursuant to Rules 13d-1(b)
        -------
                        or 13d-2(b), check whether the person filing is a:

                        (a)  [ ]   Broker or Dealer registered under Section 15
                                   of the Act
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CUSIP No. 032165 10-2                 13G                  Page 5 of 10 pages

                       (b)  [ X]  Bank as defined in Section 3(a)(6) of the Act

                       (c)  [ ]   Insurance Company as defined in Section
                                  3(a)(19) of the Act

                       (d)  [ ]   Investment Company registered under Section 8
                                  of the Investment Company Act

                       (e)  [ ]   Investment Adviser registered under Section
                                  203 of the Investment Advisers Act of 1940

                       (f)  [ ]   Employee Benefit Plan, Pension Fund which is
                                  subject to the provisions of the Employee
                                  Retirement Income Security Act of 1974 or
                                  Endowment Fund; see Section 240.13d-
                                  1(b)(1)(ii)(F)

                       (g)  [ X]  Parent Holding Company, in accordance with
                                  Section 240.13d-1(b)(1)(ii)(G)

                       (h)  [ ]   Group, in accordance with Section 240.13d-
                                  1(b)(1)(ii)(H)

        Item 4.        Ownership
        -------
                       (a)   Amount Beneficially Owned:

                                  AmSouth Bancorporation:   4,937,888
                                  AmSouth Bank of Alabama:  4,235,414

                       (b)   Percent of Class:

                                  AmSouth Bancorporation:   8.51%
                                  AmSouth Bank of Alabama:  7.30%

                       (c)   Number of shares as to which such person has:

                             (i)    sole power to vote or to direct the vote:

                                               -0-

                            (ii)    shared power to vote or direct the vote:

                                           AmSouth Bancorporation:     4,864,941
                                           AmSouth Bank of Alabama:    4,220,028

                           (iii) sole power to dispose of or to direct the disposition of:

                                              -0-

                            (iv) shared power to dispose of or to direct the disposition of:

                                            AmSouth Bancorporation:    4,221,179
                                            AmSouth Bank of Alabama:   3,532,952
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CUSIP No. 032165 10-2                 13G                  Page 6 of 10 pages



                  Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

     Item 5.       Ownership of Five Percent or Less of a Class
     ------
                   Not applicable

     Item 6.       Ownership of More than Five Percent on Behalf of Another
     ------        Person

                   All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank of Alabama, AmSouth Bank of Florida or AmSouth Bank of Tennessee, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

     Item 7.       Identification and Classification of the Subsidiary Which
     ------        Acquired the Security Being Reported on by the Parent Holding
                   Company

                   See Exhibit 1.

     Item 8.       Identification and Classification of Members of the Group
     ------
                   Not applicable.

     Item 9.       Notice of Dissolution of the Group
     ------
                   Not applicable.

     Item 10.      Certification
     -------
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 032165 10-2                 13G                  Page 7 of 10 pages



     Signatures:
     -----------


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 13, 1995
     -----------------
     Date

     AMSOUTH BANCORPORATION



     By: /s/ Carl L. Gorday
         -------------------------
     Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title
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CUSIP No. 032165 10-2                 13G                  Page 8 of 10 pages


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




     February 13, 1995
     -----------------
     Date




     AMSOUTH BANK OF ALABAMA



     By:  /s/ Carl L. Gorday
          ---------------------
          Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title